Exhibit 99.2
TRUBION PHARMACEUTICALS, INC.
Moderator: Jim DeNike
11-12-07/4:00 p.m. CT
Confirmation # 4262106

TRUBION PHARMACEUTICALS, INC.
Moderator: Jim DeNike
November 12, 2007
4:00 p.m. CT
Operator: Good afternoon, ladies and gentlemen, and welcome to the Trubion Third Quarter 2007 Earnings Conference Call. My name is (Katie). Today’s conference is being recorded.
At this time, I would like to turn the conference over to Trubion’s Senior Director of Corporate Communications, Mr. Jim DeNike. Please go ahead.
Jim DeNike: Thanks, (Katie), and thanks everyone, again, for joining us. On the call today from Trubion are Dr. Peter Thompson, President, Chief Executive Officer and Chairman; and Michelle Burris, Senior Vice President and Chief Financial Officer. Also joining the call for the Q&A are Dr. Dan Burge, Chief Medical Officer and Dr. Ken Mohler, Senior Vice President of Research and Development.
Earlier today, we issued our third quarter 2007 financial results and a copy of our release can be found on the Trubion web site at trubion.com.
I’d like to remind each of you that today’s conference call may contain forward-looking statements based on our current expectations. These statements are only predictions and actual results may vary materially from those projected. Please refer to the Trubion documents files with the SEC

TRUBION PHARMACEUTICALS, INC.
Moderator: Jim DeNike
11-12-07/4:00 p.m. CT
Confirmation # 4262106

concerning factors that could affect the company, copies of which are also available on our web site.
I’d now like to turn the call over to Peter.
Peter Thompson: Thank you, Jim and thank you for joining us again so soon after our ACR call last week. Since we discussed ACR results last Thursday, most of my comments will focus on our other key initiatives. Michelle will then provide us a summary of our third quarter financial results and we will then welcome your questions.
Many of you participated in our conference call on November 8, during which we provided an update on TRU-015 for RA and the data that we presented at the ACR annual meeting. To those of you who are unable to attend the call, we have posted our ACR poster presentations on our web site. And the archived conference call and Q&A web cast is available for replay in the Investor’s section of our web site.
As we stated on the call last week, we believe that the data presented at the ACR annual meeting demonstrates TRU-015’s ability to significantly improve RA signs and symptoms following a single infusion and therefore could represent a new level of convenience for patients and physicians. The data presented at the ACR also suggests that clinical responses may be maintained during B-cell recovery, which could represent an alternative to current therapies. We, and our partner, have agreed on the design for our next study that we believe could be supportive of a registration package, and we look forward to TRU-015’s continuing development. Both companies are working to finalize protocol details and plans for study initiation and we’ll provide additional information after patent testing has begun.
As we also stated in the call last week, we have already begun re-treatment of RA patients from the TRU-015 Phase IIb trial. Eighty percent of those subjects who received initial therapy in the

TRUBION PHARMACEUTICALS, INC.
Moderator: Jim DeNike
11-12-07/4:00 p.m. CT
Confirmation # 4262106

Phase IIb study have already been retreated and we expect nearly all of the original participants to register for re-treatment.
Looking ahead, we expect to begin TRU-015 Phase I clinical trials for both systemic lupus erythematosus and non-Hodgkin’s lymphoma. These programs are the most recent expansion of our CD20 collaborations with Wyeth and we look forward to sharing more with you as these and other product candidates progress.
I’m also pleased to inform you that we have filed an IND application for our proprietary TRU-016 product candidate, a novel CD37-targeted therapy for evaluation in patient with B-cell malignancies. This is an important milestone for us and we will issue a press release to provide final trial protocol details once patient dosing has begun.
Before we open the call to questions, I would like to turn the call over to Michelle for a summary of our third quarter 2007 financial results.
Michelle Burris: Thanks Peter. I will a take a moment to review our financials and then review our guidance.
Revenue for the third quarter and nine months ended September 30, 2007 was $4.6 million and $14.5 million, respectively, compared to $16.5 million and $30.2 million, respectively, in 2006. The three- and nine-month decreases were due to decrease milestone revenue, reduced reimbursement revenue from the Wyeth collaboration as a result of the successful transfer of manufacturing activities for TRU-015 from Trubion to Wyeth during 2007 and, decreased revenue from the recognition of the $40 million up-front fee from Wyeth due to a change in the estimated research and development period.

TRUBION PHARMACEUTICALS, INC.
Moderator: Jim DeNike
11-12-07/4:00 p.m. CT
Confirmation # 4262106

The estimated term of the research and development service period is reviewed and adjusted on a quarterly basis as additional information becomes available. After review, we have revised the length of the service period to reflect our commitment to conduct the TRU-015 RA Phase IIb re-treatment study. These decreases were partially offset by an increase in reimbursable clinical costs that were related to our Phase IIb clinical trial for TRU-015 that we completed in July 2007.
Total operating expenses for the third quarter and nine months ended September 30, 2007 were $11.5 million and $35.9 million, respectively, compared to $11.6 million and $30.6 million, respectively, in 2006. The three-month’s decrease was primarily due to the decrease in outside manufacturing costs for TRU-015, due to the successful transfer, again, of the manufacturing activities to Wyeth during 2007.
This decrease was partially offset by increased clinical costs related to the Phase IIb clinical trial for 015, increased personnel-related expenses due to increased head count and increased outside manufacturing costs related to our own proprietary product candidate, TRU-016. The nine month increase was primarily due to increased clinical costs that are related to TRU-015 Phase IIb study, increased personnel-related expenses reflecting increased head count and increased outside manufacturing costs related to 016. These increases were partially offset by lower outside manufacturing costs for 015 due, again, to the successful transfer to Wyeth of that manufacturing and lower non-cash stock-based compensation charges.
Net loss for the third quarter and nine months ended September 30, 2007 were $5.9 million or 33 cents per diluted common share, and $18.4 million or $1.04 per diluted common share, respectively, compared to a net income of $5.4 million, or 40 cents per diluted common share, and $871,000 or six cents per diluted common share, respectively, in 2006.
We had $86.6 million in cash, cash equivalent and investments as of September 30, 2007 compared to $90.3 million as of June 30, 2007. And as a result of the lower anticipated

TRUBION PHARMACEUTICALS, INC.
Moderator: Jim DeNike
11-12-07/4:00 p.m. CT
Confirmation # 4262106

reimbursement revenue and lower expenses due, primarily, to the successful transfer of the manufacturing activity for 015 from Trubion to Wyeth, we now expect 2007 results to fall within the low end of or slightly below all of our previously provided guidance ranges.
As a reminder, the ranges we have previously provided were revenue at $20 million to $25 million. Revenue, again, being generated from decreased milestones and reimbursements earned through the company’s and Wyeth’s, collaboration, total operating expenses of $55 million to $60 million and operating cash requirements of $28 million to $32 million.
That concludes my update on our financials, and I would once again like to thank all of you for joining us today and we look forward to updating again on our next earnings call. And as we open the call for Q&A, we would be happy to respond to any additional questions you may have about the data presented at ACR last week. And I’d also like to remind you that Doctors Burge and Mohler are also available for questions, as needed. (Katie), please go ahead.
Operator: Thank you. If you’d like to ask your question today, you may do so by pressing the star key followed by the digit one on your touch-tone telephone. If you’re using a speaker phone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, that’s star one to ask a question.
We’ll go first to Steve Harr with Morgan Stanley.
Steve Harr: I got a couple of questions. Michelle, I guess I’m somewhat surprised you’d have to pay for the re-treatment trial yourself, as we’ve been understanding that Wyeth was going to pay for the development of this drug. What – Are there any other studies is like – I mean, that you’re going to have to pay for between now and registration?

TRUBION PHARMACEUTICALS, INC.
Moderator: Jim DeNike
11-12-07/4:00 p.m. CT
Confirmation # 4262106

Michelle Burris: Actually, Steve, I’m sorry if it – if I left the impression that we are paying for that study. We are not paying for that study at risk. We are reimbursed by Wyeth.
Steve Harr: That makes more sense. You’re just paying for it then reimburse. I got you. OK.
Michelle Burris: Right. So what that means is that’s why we have to adjust the recognition period of the $40 million up front because we’re conducting that study.
Steve Harr: And you will – but you will be reimbursed.
Michelle Burris: Absolutely. Yes.
Steve Harr: And any update on 016 in terms of when we’re going to see any clinical data from the drug?
Peter Thompson: As noted Steve, we have filed the IND for that. So, assuming that there isn’t a holdup there, we would anticipate trying to get clinical activities started probably, accounting for the holidays, in the first part of next year. And as is our practice, we would be providing more details about the initial clinical experience that we anticipate with that drug at that time.
Steve Harr: Great. Thank you.
Operator: And we’ll go next to William Sargent with Banc of America Securities.
William Sargent: Hi. Thank you very much for taking my questions. Michelle, I was wondering, could you tell us what the new duration of the recognition period is at this point?
Michelle Burris: The recognition period will be, I believe, detailed out in our 10-Q. We have currently estimated that it would be six years and three months from the time of signing. And, again, that is

TRUBION PHARMACEUTICALS, INC.
Moderator: Jim DeNike
11-12-07/4:00 p.m. CT
Confirmation # 4262106

based on our estimate of the re-treatments and the number of re-treatment set can obviously change as can the need to evaluate that timeline going forward should we conduct additional studies or should re-treatment be accelerated or, you know, some other events come up under our research and development agreement that we take on.
William Sargent: So the new recognition period is six years and three months, correct?
Michelle Burris: Correct.
William Sargent: OK. And then I was wondering, in thinking about the design for this additional dose-ranging trial, is there a potential that you could get information that you would find sufficient in order to potentially start any additional Phase III in parallel with this trial? Or is it being anticipated right now that this trial would need to be – is going to be completed and read out before an additional registrational (level) trial would be started for RA.
Peter Thompson: Well, we’re still working with Wyeth to fully establish the plans for the timing of the additional studies and we’ll release that information when we’re able to do so with our partner.
William Sargent: Is there a possibility that the two trials could be running in parallel at some point?
Peter Thompson: I think we’d prefer to comment on that after we’ve completed our – and finalized the designs in further discussions with our partner.
William Sargent: OK. And then one quick question. Michelle, for stock option expense in the quarter.
Michelle Burris: Yes? Oh, what was the ...
William Sargent: ((inaudible)) did you ...

TRUBION PHARMACEUTICALS, INC.
Moderator: Jim DeNike
11-12-07/4:00 p.m. CT
Confirmation # 4262106

I didn’t hear it in the comments.
Michelle Burris: Yes. We actually – that is not in the press release, specifically. It is in the Q that will be filed to the ((inaudible)). Non-cash stock comp for the three months was just under $1 million and for the nine months ended with $2.7 million.
William Sargent: Great. Thank you very much.
Michelle Burris: Thank you.
Operator: As a reminder, it is star one if you’d like to ask a question. And we’ll go next to Joel Sendek with Lazard Capital Market.
Joel Sendek: Oh, hi. Thanks. Let’s see – two questions. The first one – about the financial side. If I look at the – even the low end of the operating expenses at your current run rate, it would seem that you would have a significant jump up in the expenses in the fourth quarter just to meet the low end. Am I calculating that right?
Michelle Burris: You – to meet the low end and – you are calculating that correctly. Typically, (it’s) what you see in the fourth quarter. You know, we could be slightly under that burn rate. It depends upon (AP) and, you know, how much we carry over on the balance sheet since the beginning of ‘06. That’s really just a cutoff issue.
Joel Sendek: OK. But – I’m just – I’m wondering I know you’re not giving ‘08 guidance or whatever, but you know, we normally use the fourth quarter as kind of a run rate. And as you’ve been ramping up substantially that’s going to impact – I just want to make sure that – you know ...

TRUBION PHARMACEUTICALS, INC.
Moderator: Jim DeNike
11-12-07/4:00 p.m. CT
Confirmation # 4262106

Michelle Burris: Keep in mind that it’s going to be difficult to use a Q4 run rate for ‘08 because our own proprietary asset, which is 016, will begin clinical studies in ‘08. And that really won’t be reflected in ‘07. While some of the manufacturing costs of – are explained in the text or our prepared remarks, that manufacturing actually occurred in ‘07. Obviously, the clinical studies will occur all throughout ‘08.
Joel Sendek: OK. That’s helpful. And then, as far as the reimbursement, is the – as the trial continues with Wyeth, should we model in a slight increase in sequential reimbursement or should that be more aggressive as we model it up?
Michelle Burris: Well, I think if you – if we assume – let’s look at the fact that the Phase IIb was fully enrolled about the end of the –at the beginning of the year and re-treatment is 80 percent. You could probably suppose that they’re going to be fairly similar ...
Joel Sendek: OK.
Michelle Burris: Since we’re going to be treating the same number of patients.
Joel Sendek: OK. That’s it. Thanks.
Operator: And we’ll go to Shiv Kapoor with FBW.
Shiv Kapoor: Thanks for taking my questions. I’ve got a couple. First, can you talk about some of the endpoints that are being used currently in RA trials and what you’re using? What do you think is going to evolve as the leading endpoint? We’ve got ACR scores. You’ve got DAS-28. We’ve also got some longer term endpoints, the one-year and the two-year endpoint. Could you comment on what’s more important and what should we be focusing on with regards to TRU-015 and competition in the biologics?

TRUBION PHARMACEUTICALS, INC.
Moderator: Jim DeNike
11-12-07/4:00 p.m. CT
Confirmation # 4262106

Peter Thompson: Shiv, I’ll let Dan answer that question. He can talk from his perspective of the overall field. But, obviously, with respect to this next study, it awaits finalization of protocol details.
Dan Burge: Yes. I mean, certainly the endpoints that have been used predominantly for approval, at least in the United States has been the ACR 20. Their – The regulators don’t have any firm requirements for which endpoint you use and these are individually negotiated between the company and the regulatory authorities. I think that would go to be true for also (ex-U.S.) I still think the predominant endpoint that we’re seeing used our ACR response measures for approval these days.
Peter Thompson: For signs and symptoms.
Dan Burge: For signs and symptoms. Correct. The longer term endpoints, clearly, are necessary for physical function and radiographic endpoints. Everybody is, obviously, always interested in seeing the longer term clinical efficacy ACR responses. But that have not yet been the approval endpoints for clinical response.
Shiv Kapoor: And with regards to the competitive dynamics emerging with regards to biologics and RA, were there any substantially newer therapy that you thought were impressive? Or does the competitive dynamics look pretty stable with methotrexate, followed by anti-TNF, followed by, perhaps – or in conjunction with anti-CD20?
Dan Burge: I think that the paradigm that you’ve just proposed is still the current clinical paradigm that people are considering right now. It’s just as you described.
Shiv Kapoor: Thanks a lot.

TRUBION PHARMACEUTICALS, INC.
Moderator: Jim DeNike
11-12-07/4:00 p.m. CT
Confirmation # 4262106

Operator: Thank you. And we have no further questions at this time. I’d like to turn the conference back over to Dr. Thompson for any additional or closing remarks.
Peter Thompson: I’d like to thank everyone for your continued interest in and support Trubion and we look forward to speaking with you again soon.
END